Exhibit 99.1
VERMILLION LOGO
FOR IMMEDIATE RELEASE
VERMILLION, INC. ANNOUNCES RECEIPT OF NOTICE OF NONCOMPLIANCE FROM NASDAQ
Fremont, Calif., September 7, 2007 — Vermillion, Inc. (the “Company”) (Nasdaq: VRML) today announced that on September 6, 2007 it received a notice of noncompliance from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). The letter gives the Company notice that the bid price of its common stock has closed under $1.00 for the last 30 business days.
Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), the Company has been provided an initial period of 180 calendar days, or until March 4, 2008, to regain compliance. The letter states the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 4310(c)(4) if at any time before March 4, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.
If the Company cannot demonstrate compliance with Rule 4310(c)(4) by March 4, 2008, the Nasdaq staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Nasdaq Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Nasdaq staff will provide written notice that the Company’s securities will be delisted. At that time, the Company may appeal the Nasdaq staff’s determination to delist its securities to a Listing Qualifications Panel.
About Vermillion
Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology/hematology, cardiology and women’s health with an initial focus in ovarian cancer. Based in Fremont, California, more information about Vermillion can be found on the Web at http://www.vermillion.com.
Vermillion, Inc.
Sue Carruthers
510 505 2233
WeissComm Partners
Daryl Messinger
415 946 1062